Exhibit 99.1

NEWS ANNOUNCEMENT

CONTACT:
William J. Fair	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	JCIR
610-373-2400	212-835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE
Penn National Gaming Reports Third Quarter Revenues of $1.35 Billion, Net Income of $43.7 Million,
Adjusted EBITDA of $311.6 Million and Adjusted EBITDAR of $407.9 Million
- Reduced Traditional Debt by Nearly $100 Million in the Third Quarter -
WYOMISSING, PA (October 31, 2019) - Penn National Gaming, Inc. (NASDAQ: PENN) (“Penn National” or the “Company”) today reported financial results for the three and nine months ended September 30, 2019, initiated 2019 fourth quarter guidance, and updated full year 2019 guidance.

2019 Third Quarter Financial Highlights:

•	Revenues of $1.35 billion, an increase of $564.8 million year over year;

•	Net income of $43.7 million and net income margin of 3.2%, as compared to $36.1 million and 4.6%, respectively, in the prior year;

•	Adjusted EBITDA (1) of $311.6 million, an increase of $81.9 million year over year;

•	Adjusted EBITDAR (1) of $407.9 million, an increase of $178.2 million year over year;

•	Adjusted EBITDAR margin of 30.1%, marking an increase of 100 basis points year over year;

•	Cash payments to our REIT Landlords under Triple Net Leases (1) of $222.6 million, an increase of $107.4 million year over year; and

•
Traditional debt decreased by $97.2 million during the quarter, principally due to repayments under our senior secured credit facilities. As of September 30, 2019, our traditional net debt ratio was 2.5x and net leverage on a lease-adjusted basis was 5.6x.

(1)
Beginning in the third quarter of 2019, management revised certain of its non-GAAP financial measures. We continue to present Adjusted EBITDAR on a consolidated basis as a valuation metric and now present Adjusted EBITDA on a consolidated basis as a performance measure. Furthermore, the Company no longer presents a financial metric showing Adjusted EBITDAR less the cash payments made to our REIT Landlords under our Triple Net Leases (as defined later in this release); however, the Company continues to believe that providing investors with information regarding cash lease payments helps them to better understand the Company’s business and financial results and will separately report this amount on a prospective basis. Refer to the “Non-GAAP Financial Measures” section below for more information.

Operating Update
Timothy J. Wilmott, Chief Executive Officer, commented: “Our results for the quarter reflect the consistency of the consumer that we have seen over the last year. Our quarterly Adjusted EBITDAR of $407.9 million was slightly off our guidance of $408.8 million due to a greater-than-expected impact from a new competitor in the Northeast, however, we did manage to offset much of that impact by strong performances from our West and South segments. We continue to make refinements to our marketing reinvestment strategy in lower worth segments of our database, which has driven profitability but impacted revenue. We remain confident in our ability to prudently deploy our promotional dollars and believe there is more opportunity in our targeted marketing effort. As a result, we have reaffirmed fourth-quarter Adjusted EBITDAR guidance to be unchanged from our implied fourth quarter guidance but have lowered our revenue guidance for the period. Our fourth quarter guidance highlights our focus on generating profitable revenues and our ability to grow industry-leading gaming tax Adjusted EBITDAR margins.”

iGaming and Sports Betting
“In the third quarter, we continued to expand our sports betting operations with the opening of a retail sports book at Ameristar Casino Council Bluffs in Iowa and two retail sports books in Indiana, one at Hollywood Casino Lawrenceburg and one at Ameristar Casino East Chicago,” said Mr. Wilmott. “Earlier this month we also opened our retail sports book at the Meadows Casino near Pittsburgh, Pennsylvania. One of our skin partners has also recently launched online sports betting operations in West Virginia and Indiana and should be live in Pennsylvania soon. Separately, we were very excited to launch our real money iGaming platform in Pennsylvania. We are very encouraged by early market share results from these operations and are excited about the new growth opportunity. The combination of our greater than 5 million active mychoice player database and our industry leading regional casino footprint positions us well to capitalize on the rapidly expanding sports betting and iGaming markets in a way that maximizes shareholder value.”
Pinnacle Synergies
“We remain on pace to achieve our two-year, $120 million cost synergy target by the end of 2020,” continued Mr. Wilmott. “At the beginning of the quarter, we also completed the relaunch of our mychoice loyalty rewards program throughout the Penn network. We believe we are now well-positioned to achieve incremental Adjusted EBITDAR associated with revenue synergies related to the Pinnacle acquisition in the range of $15-$20 million. Most of these revenue synergies should be realized in 2020 and 2021.”
Pennsylvania Category 4 Casino Projects
“Our development projects in Pennsylvania, the $120 million Hollywood Casino York and the $111 million Hollywood Casino Morgantown (both inclusive of the gaming license fees), remain on track,” said Mr. Wilmott. “Construction of the Morgantown project is well underway, and we expect to commence construction activities at the York site soon. We anticipate approval from the Pennsylvania Gaming Control Board for our York project in November. Both facilities are scheduled to open in the fourth quarter of 2020.”
Continued Debt Reduction Highlights Free Cash Flow Generation
“We reduced traditional debt by nearly $100 million in the third quarter and ended the period with net leverage on a lease-adjusted basis of 5.6x,” said Mr. Wilmott. “The third quarter repayments demonstrate our ability to generate increasing free cash flow from our expanded scale as well as our commitment to de-levering our balance sheet following the consummation of previous accretive acquisitions. We remain focused on debt reduction and expect to achieve a lease-adjusted net leverage level of 5.0x by the end of 2020.”

Summary of Third Quarter Results

	For the three months ended September 30,
(in millions, except per share data, unaudited)	2019 Actual	2019 Guidance (1)	2018 Actual
Revenues	$1,354.5	$1,370.5	$789.7
Net income	$43.7	$49.3	$36.1

Adjusted EBITDA (2)	$311.6	$312.0	$229.7
Rent expense associated with triple net operating leases (3)	96.3	96.8	—
Adjusted EBITDAR (2)	$407.9	$408.8	$229.7
Cash payments to our REIT Landlords under Triple Net Leases (4)	$222.6	$222.7	$115.2

Diluted earnings per common share	$0.38	$0.42	$0.38

(1)	As provided by Penn National on August 1, 2019.

(2)
See the “Non-GAAP Financial Measures” section below for more information as well as the definitions of Adjusted EBITDA and Adjusted EBITDAR. Additionally, see below for reconciliations of these Non-GAAP financial measures to their GAAP equivalent financial measure.

(3)
Solely comprised of rent expense associated with the operating lease components contained within the Penn Master Lease and the Pinnacle Master Lease (referred to collectively as our “Master Leases”), the Meadows Lease, the Margaritaville Lease, and the Greektown Lease, which we refer to as our “triple net operating leases.” The finance lease components contained within our Master Leases (primarily buildings) are recorded to interest expense (as opposed to rent expense) in accordance with Accounting Standards Codification Topic 842, Leases.

(4)
Solely comprised of cash payments made to Gaming and Leisure Properties, Inc. (NASDAQ: GLPI) and VICI Properties Inc. (NYSE: VICI) (referred to collectively as our “REIT Landlords”) under the Master Leases, the Meadows Lease, the Margaritaville Lease, and the Greektown Lease (referred to collectively as our “Triple Net Leases”).

Review of 2019 Third Quarter Results vs. Guidance

	For the three months ended September 30, 2019
(in millions, unaudited)	Pre-tax	Post-tax
Income, per guidance (1)	$65.7	$49.3

Adjusted EBITDAR favorable variances:
Property tax refund	2.8	2.2
Change in contractual obligation (2)	(2.7)	(2.1)
Performance of properties, excluding property tax refund	(1.4)	(1.1)
Corporate overhead, excluding change in contractual obligation	0.4	0.3
Total Adjusted EBITDAR variances	(0.9)	(0.7)

Other favorable (unfavorable) variances:
Interest expense, net	1.0	0.8
Rent expense associated with triple net operating leases	0.5	0.4
Depreciation and amortization	0.2	0.2
Cash-settled stock-based awards	3.5	2.7
Pre-opening and acquisition costs	(7.4)	(5.7)
Insurance recoveries	1.5	1.2
Other	(0.8)	(0.6)
Income taxes	—	(3.9)
Income, as reported	$63.3	$43.7

(1)	As provided by Penn National on August 1, 2019.

(2)	For further information, refer to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 26, 2019.

Financial Guidance for the Fourth Quarter and Full Year 2019
The Company’s fourth quarter and full year guidance targets reflect the ongoing bridge work in Lake Charles, Louisiana. In addition, the guidance is based on the following assumptions:

•	Corporate overhead expenses, which is net of allocations to our properties, of $99.3 million, with $25.1 million to be incurred in the fourth quarter;

•	Depreciation and amortization charges of $422.0 million, with $105.6 million in the fourth quarter;

•
Cash payments to our REIT Landlords under Triple Net Leases (which continue to be fully tax deductible) of $869.7 million, with $223.9 million in the fourth quarter. This includes projected 2019 escalator payments of $0.9 million under the Penn Master Lease, $0.7 million under the Pinnacle Master Lease, and $0.2 million under the Meadows Lease;

•	Maintenance capital expenditures of $172.8 million, with $54.3 million in the fourth quarter;

•	Project capital expenditures for Hollywood York of $15.0 million, with $12.6 million in the fourth quarter;

•	Project capital expenditures for Hollywood Morgantown of $21.5 million, with $5.7 million in the fourth quarter;

•	Cash interest on traditional debt of $122.1 million, with $21.2 million in the fourth quarter;

•	Interest expense, net, of $531.9 million, with $131.4 million in the fourth quarter, inclusive of interest expense related to the finance lease components associated with our Master Leases;

•	Cash taxes of $21.8 million, with $0.7 million in the fourth quarter;

•	Our share of non-operating items (such as depreciation and amortization expense) associated with our Kansas JV of $3.7 million, with $0.9 million to be incurred in the fourth quarter;

•	Estimated non-cash stock compensation expense of $13.9 million, with $3.5 million in the fourth quarter;

•	LIBOR is based on the forward yield curve;

•	A diluted share count of approximately 117.7 million; and,

•
There will be no material changes in applicable legislation, regulatory environment, world events, weather, recent consumer trends, economic conditions, oil prices, competitive landscape (other than listed above) or other circumstances beyond our control that may adversely affect the Company’s results of operations.

The guidance table below includes comparative prior period actual results.

	For the three months ending/ended December 31,		For the full year ending/ended December 31,
(in millions, except per share data, unaudited)	2019 Guidance	2018 Actual	2019 Guidance	2018 Actual
Revenues	$1,350.7	$1,155.3	$5,310.9	$3,587.9

Net income (loss) attributable to Penn National	$43.1	$(42.0)	$179.5	$93.5
Net loss attributable to noncontrolling interest	—	—	(0.4)	—
Net income (loss)	43.1	(42.0)	179.1	93.5
Income tax expense (benefit)	12.2	(43.6)	65.2	(3.6)
Loss on early extinguishment of debt	—	17.2	—	21.0
Income from unconsolidated affiliates	(6.8)	(5.5)	(28.5)	(22.3)
Interest expense, net	131.4	192.7	531.9	538.4
Other expense (income)	0.6	5.6	(8.1)	7.1
Operating income	180.5	124.4	739.6	634.1
Stock-based compensation	3.5	3.2	13.9	12.0
Cash-settled stock-based awards variance (1)	—	(18.3)	(6.4)	(19.6)
Loss (gain) on disposal of assets	—	(0.1)	8.3	3.2
Contingent purchase price	0.3	(1.3)	7.2	0.5
Pre-opening and acquisition costs	—	77.9	15.5	95.0
Depreciation and amortization	105.6	93.2	422.0	269.0
Provision for loan loss and unfunded loan commitments, net of recoveries, and impairment losses	—	34.3	—	17.9
Insurance recoveries, net of deductible charges	—	—	—	(0.1)
Income from unconsolidated affiliates	6.8	5.5	28.5	22.3
Non-operating items for Kansas JV (1)	0.9	1.3	3.7	5.1
Adjusted EBITDA (2)	297.6	320.1	1,232.3	1,039.4
Rent expense associated with triple net operating leases (3)	96.9	3.8	368.0	3.8
Adjusted EBITDAR (2)	$394.5	$323.9	$1,600.3	$1,043.2
Cash payments to our REIT Landlords under Triple Net Leases (4)	$223.9	$190.4	$869.7	$537.4

Diluted earnings (loss) per common share	$0.37	$(0.37)	$1.53	$0.93

(1)	For a description of these items, see “Non-GAAP Financial Measures” section below.

(2)
See the “Non-GAAP Financial Measures” section below for more information as well as the definitions of Adjusted EBITDA and Adjusted EBITDAR. Additionally, see below for reconciliations of these Non-GAAP financial measures to their GAAP equivalent financial measure.

(3)
The three months and year ending December 31, 2019 include rent expense associated with the operating lease components contained within the Master Leases, the Meadows Lease, the Margaritaville Lease and the Greektown Lease.

(4)	The three months and year ending December 31, 2019 represent payments to our REIT landlords.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES
Segment Information
During the fourth quarter 2018, the Company made revisions to its reportable segments upon the consummation of the Pinnacle acquisition in order to maintain alignment with its internal organizational structure. Apart from the addition of the new properties, the most significant change was dividing the South/West segment into two separate reportable segments. The three and nine months ended September 30, 2018 have been restated to provide comparability, but do not reflect the pre-acquisition operating results of Pinnacle.

	For the three months ended September 30,		For the nine months ended September 30,
(in millions, unaudited)	2019	2018	2019	2018
Revenues:
Northeast segment (1)	$628.9	$441.4	$1,778.6	$1,365.4
South segment (2)	276.6	60.4	850.7	186.4
West segment (3)	161.5	92.6	484.4	291.2
Midwest segment (4)	275.8	185.4	815.3	559.0
Other (5)	12.4	9.9	31.9	30.6
Intersegment eliminations (6)	(0.7)	—	(0.7)	—
Total revenues	$1,354.5	$789.7	$3,960.2	$2,432.6

Adjusted EBITDAR:
Northeast segment (1)	$189.1	$141.3	$540.1	$434.6
South segment (2)	89.0	17.1	279.6	58.8
West segment (3)	50.6	21.8	151.0	71.8
Midwest segment (4)	104.3	65.4	301.3	201.1
Other (5)	(25.0)	(15.9)	(66.1)	(47.0)
Intersegment eliminations (6)	(0.1)	—	(0.1)	—
Total Adjusted EBITDAR (7)	$407.9	$229.7	$1,205.8	$719.3

(1)
The Northeast segment consists of the following properties: Ameristar East Chicago, Greektown Casino-Hotel (acquired May 23, 2019), Hollywood Casino Bangor, Hollywood Casino at Charles Town Races, Hollywood Casino Columbus, Hollywood Casino Lawrenceburg, Hollywood Casino at Penn National Race Course, Hollywood Casino Toledo, Hollywood Gaming at Dayton Raceway, Hollywood Gaming at Mahoning Valley Race Course, Marquee by Penn, Meadows Racetrack and Casino, and Plainridge Park Casino. The financial information for the nine months ended September 30, 2018 also includes the Company’s Casino Rama management service contract, which terminated in July 2018.

(2)
The South segment consists of the following properties: 1st Jackpot Casino, Ameristar Vicksburg, Boomtown Biloxi, Boomtown Bossier City, Boomtown New Orleans, Hollywood Casino Gulf Coast, Hollywood Casino Tunica, L’Auberge Baton Rouge, L’Auberge Lake Charles, and Margaritaville Resort Casino (acquired January 1, 2019). Prior to its closure on June 30, 2019, Resorts Casino Tunica was also included in the South segment.

(3)
The West segment consists of the following properties: Ameristar Black Hawk, Cactus Petes and Horseshu, M Resort, Tropicana Las Vegas, and Zia Park Casino. The financial information for the nine months ended September 30, 2018 also includes the Company’s investments in and the management contract of Hollywood Casino Jamul-San Diego, which terminated in May 2018.

(4)
The Midwest segment consists of the following properties: Ameristar Council Bluffs; Argosy Casino Alton; Argosy Casino Riverside; Hollywood Casino Aurora; Hollywood Casino Joliet; our 50% investment in Kansas Entertainment, which owns Hollywood Casino at Kansas Speedway; Hollywood Casino St. Louis; Prairie State Gaming; and River City Casino.

(5)
The Other category consists of the Company’s standalone racing operations, namely Sanford-Orlando Kennel Club, and the Company’s joint venture interests in Sam Houston Race Park, Valley Race Park, and Freehold Raceway. The Other category also includes Penn Interactive Ventures, LLC, which operates our social gaming, internally-branded retail sportsbooks, and iGaming; our management contract for Retama Park Racetrack; and our live and televised poker tournament series that operates under the trade name, Heartland Poker Tour. Expenses incurred for corporate and shared services activities that are directly attributable to a property or are otherwise incurred to support a property are allocated to each property. The Other category also includes corporate overhead costs, which consists of certain expenses, such as: payroll, professional fees, travel expenses and other general and administrative expenses that do not directly relate to or have otherwise been allocated to a property. For the three and nine months ended September 30, 2019, corporate overhead costs were $27.5 million and $74.2 million, respectively, as compared to $18.9 million and $56.3 million, respectively, for the three and nine months ended September 30, 2018.

(6)	Represents the elimination of intersegment operations, associated with Penn Interactive Ventures and Heartland Poker Tour.

(7)
As noted within the “Non-GAAP Financial Measures” section below, Adjusted EBITDAR is presented on a consolidated basis outside the financial statements solely as a valuation metric or for reconciliation purposes.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES
Supplemental Segment Information - Combined for
the Acquisitions of Pinnacle, Margaritaville, and Greektown
Although Penn National did not own Pinnacle, Margaritaville, or Greektown, during the periods presented below, the Company believes the following financial information is useful to investors to assess the value these transactions bring to the Company and its shareholders.
The following financial information for the three and nine months ended September 30, 2018, shows (i) the Company’s reported operating results, (ii) the acquired Pinnacle properties, the acquired Margaritaville and Greektown properties for the pre-acquisition period, and (iii) the combined Company operating results for the pre-acquisition period as if the acquisitions of Pinnacle, Margaritaville, and Greektown, were completed on January 1, 2018. Combined Revenues and Combined Adjusted EBITDAR are non-GAAP financial measures. Further, the financial information below depicts the historical results of Penn National, Pinnacle, Margaritaville, and Greektown, and does not reflect any cost savings or revenue synergies from potential operating efficiencies or associated costs to achieve such savings or synergies that are expected to result from these transactions. See the “Non-GAAP Financial Measures” section below for more information as well as the definitions of Combined Revenues and Combined Adjusted EBITDAR. Additionally, see below for reconciliations of these Non-GAAP financial measures to their GAAP equivalent financial measure.

	Revenues
	Penn National, as Reported	Pinnacle, Margaritaville and Greektown Pre-Acquisition (1)	Combined	Penn National, as Reported	Pinnacle, Margaritaville and Greektown Pre-Acquisition (1)	Combined
(in millions, unaudited)	For the three months ended September 30, 2018			For the nine months ended September 30, 2018
Northeast segment (2)	$441.4	$199.6	$641.0	$1,365.4	$607.9	$1,973.3
South segment	60.4	225.9	286.3	186.4	685.8	872.2
West segment	92.6	67.4	160.0	291.2	189.6	480.8
Midwest segment	185.4	97.0	282.4	559.0	290.4	849.4
Other	9.9	1.9	11.8	30.6	4.3	34.9
Total	$789.7	$591.8	$1,381.5	$2,432.6	$1,778.0	$4,210.6

	Adjusted EBITDAR
	Penn National, as Reported	Pinnacle, Margaritaville and Greektown Pre-Acquisition (1)	Combined	Penn National, as Reported	Pinnacle, Margaritaville and Greektown Pre-Acquisition (1)	Combined
(in millions, unaudited)	For the three months ended September 30, 2018			For the nine months ended September 30, 2018
Northeast segment (3)	$141.3	$44.2	$185.5	$434.6	$139.2	$573.8
South segment	17.1	67.8	84.9	58.8	213.0	271.8
West segment	21.8	27.1	48.9	71.8	73.9	145.7
Midwest segment	65.4	35.8	101.2	201.1	108.6	309.7
Other	(15.9)	(14.4)	(30.3)	(47.0)	(42.8)	(89.8)
Total (4)	$229.7	$160.5	$390.2	$719.3	$491.9	$1,211.2

(1)
The operating results of Pinnacle were derived from historical financial information of Pinnacle, adjusted to exclude the operating results of the four divested properties, and the operating results of Margaritaville and Greektown were derived from historical financial information. In addition, the operating results were adjusted to conform to Penn National’s methodology of allocating certain corporate expenses to properties.

(2)	Revenues specific to Greektown were $80.1 million and $244.0 million for the three and nine months ended September 30, 2018, respectively.

(3)	Adjusted EBITDAR specific to Greektown were $23.5 million and $68.3 million for the three and nine months ended September 30, 2018, respectively.

(4)
As noted within the “Non-GAAP Financial Measures” section below, Adjusted EBITDAR on a consolidated basis and Combined Adjusted EBITDAR are presented outside the financial statements solely as valuation metrics or for reconciliation purposes.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES
Reconciliation of Comparable GAAP Financial Measure to Adjusted EBITDA,
Adjusted EBITDAR, and Adjusted EBITDAR Margin

	For the three months ended September 30,		For the nine months ended September 30,
(in millions, unaudited)	2019	2018	2019	2018
Net income	$43.7	$36.1	$136.0	$135.5
Income tax expense	19.6	9.1	53.0	40.0
Loss on early extinguishment of debt	—	0.3	—	3.8
Income from unconsolidated affiliates	(9.8)	(5.7)	(21.7)	(16.8)
Interest expense, net	133.5	114.6	400.5	345.7
Other expense (income)	(7.2)	1.4	(7.2)	1.5
Operating income	179.8	155.8	560.6	509.7
Stock-based compensation	3.7	2.9	10.4	8.8
Cash-settled stock-based awards variance	(3.4)	(1.7)	(6.4)	(1.3)
Loss on disposal of assets	7.4	3.2	8.3	3.2
Contingent purchase price	1.2	0.4	7.0	1.7
Pre-opening and acquisition costs	7.4	5.2	15.5	17.2
Depreciation and amortization	106.3	56.9	316.4	175.8
Recoveries on loan loss and unfunded loan commitments, net of impairment losses	—	—	—	(16.4)
Insurance recoveries, net of deductible charges	(1.5)	—	(1.5)	(0.1)
Income from unconsolidated affiliates	9.8	5.7	21.7	16.8
Non-operating items for Kansas JV	0.9	1.3	2.8	3.9
Adjusted EBITDA	311.6	229.7	934.8	719.3
Rent expense associated with triple net operating leases	96.3	—	271.0	—
Adjusted EBITDAR	$407.9	$229.7	$1,205.8	$719.3
Net income margin	3.2%	4.6%	3.4%	5.6%
Adjusted EBITDAR margin	30.1%	29.1%	30.4%	29.6%

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES
Reconciliation of Comparable GAAP Financial Measure
to Combined Adjusted EBITDAR

(in millions, unaudited)	For the three months ended September 30, 2018	For the nine months ended September 30, 2018
Net income	$36.1	$135.5
Income tax expense	9.1	40.0
Loss on early extinguishment of debt	0.3	3.8
Income from unconsolidated affiliates	(5.7)	(16.8)
Interest expense, net	114.6	345.7
Other expense	1.4	1.5
Operating income	155.8	509.7
Pinnacle, Margaritaville, and Greektown Adjusted EBITDAR, pre-acquisition	160.5	491.9
Stock-based compensation	2.9	8.8
Cash-settled stock-based awards variance	(1.7)	(1.3)
Loss on disposal of assets	3.2	3.2
Contingent purchase price	0.4	1.7
Pre-opening and acquisition costs	5.2	17.2
Depreciation and amortization	56.9	175.8
Recoveries on loan loss and unfunded loan commitments, net of impairment losses	—	(16.4)
Insurance recoveries, net of deductible charges	—	(0.1)
Income from unconsolidated affiliates	5.7	16.8
Non-operating items for Kansas JV	1.3	3.9
Combined Adjusted EBITDAR (1)	$390.2	$1,211.2

(1)	See the “Non-GAAP Financial Measures” section below for more information, including the definition of Combined Adjusted EBITDAR.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations

	For the three months ended September 30,		For the nine months ended September 30,
(in millions, except per share data, unaudited)	2019	2018	2019	2018
Revenues
Gaming	$1,088.5	$646.3	$3,185.2	$1,965.9
Food, beverage, hotel, and other	266.0	138.8	775.0	403.4
Management service and license fees	—	0.7	—	6.0
Reimbursable management costs	—	3.9	—	57.3
Total revenues	1,354.5	789.7	3,960.2	2,432.6
Operating expenses
Gaming	587.5	352.0	1,699.1	1,043.2
Food, beverage, hotel and other	171.2	96.0	500.5	284.1
General and administrative	309.7	125.1	883.6	378.9
Reimbursable management costs	—	3.9	—	57.3
Depreciation and amortization	106.3	56.9	316.4	175.8
Recoveries on loan loss and unfunded loan commitments, net of impairment losses	—	—	—	(16.4)
Total operating expenses	1,174.7	633.9	3,399.6	1,922.9
Operating income	179.8	155.8	560.6	509.7
Other income (expenses)
Interest expense, net	(133.5)	(114.6)	(400.5)	(345.7)
Income from unconsolidated affiliates	9.8	5.7	21.7	16.8
Loss on early extinguishment of debt	—	(0.3)	—	(3.8)
Other	7.2	(1.4)	7.2	(1.5)
Total other expenses	(116.5)	(110.6)	(371.6)	(334.2)
Income before income taxes	63.3	45.2	189.0	175.5
Income tax expense	(19.6)	(9.1)	(53.0)	(40.0)
Net income	43.7	36.1	136.0	135.5
Less: Net loss attributable to non-controlling interest	0.2	—	0.4	—
Net income attributable to Penn National	$43.9	$36.1	$136.4	$135.5

Earnings per common share:
Basic earnings per common share	$0.38	$0.39	$1.18	$1.48
Diluted earnings per common share	$0.38	$0.38	$1.16	$1.43

Weighted average basic shares outstanding	115.2	91.9	115.8	91.5
Weighted average diluted shares outstanding	116.7	95.3	117.7	95.0

Selected Financial Information
Balance Sheet Data

(in millions, unaudited)	September 30, 2019	December 31, 2018
Cash and cash equivalents (1)	$406.9	$479.6

Bank debt (1)	$1,966.3	$1,907.9
Notes	399.4	399.3
Other long-term obligations (2)	89.2	105.0
Total traditional debt (3)	$2,454.9	$2,412.2

Traditional net debt	$2,048.0	$1,932.6

(1)	The December 31, 2018 balance includes a $100.0 million draw on our revolving credit facility in order to close the acquisition of Margaritaville Resort Casino on January 1, 2019.

(2)
Other long-term obligations as of September 30, 2019 include $76.4 million for the present value of the relocation fees due for both Hollywood Gaming at Dayton Raceway and Hollywood Gaming at Mahoning Valley Race Course, and $12.6 million related to our repayment obligation on a hotel and event center located near Hollywood Casino Lawrenceburg.

(3)	Amounts are inclusive of debt discount and debt issuance costs of $35.7 million and $41.2 million, respectively.
Kansas Entertainment Distributions
The Company’s definitions of Adjusted EBITDA and Adjusted EBITDAR add back our share of the impact of non-operating items (such as depreciation and amortization) at our joint ventures that have gaming operations. At this time, Kansas Entertainment, the operator of Hollywood Casino at Kansas Speedway, is Penn National’s only joint venture that meets this definition. Kansas Entertainment does not currently have, nor has it ever had, any indebtedness. The table below presents cash flow distributions we have received from this investment.

	For the three months ended September 30,		For the nine months ended September 30,
(in millions, unaudited)	2019	2018	2019	2018
Cash flow distributions	$8.5	$8.3	$22.0	$21.6
Cash Flow Data
The table below summarizes certain cash expenditures incurred by the Company.

	For the three months ended September 30,		For the nine months ended September 30,
(in millions, unaudited)	2019	2018	2019	2018
Cash payments to our REIT Landlords under Triple Net Leases (1)	$222.6	$115.2	$645.4	$347.0
Cash payments related to income taxes, net	$16.4	$17.3	$20.9	$23.8
Cash paid for interest on traditional debt	$38.0	$20.4	$100.5	$50.9
Maintenance capital expenditures	$35.5	$23.5	$118.5	$54.8

(1)
The three and nine months ended September 30, 2019 include the following lease payments: $82.3 million and $245.6 million, respectively, relating to the Pinnacle Master Lease; $6.6 million and $19.7 million, respectively, relating to the Meadows Lease; $5.8 million and $17.3 million, respectively, relating to the Margaritaville Lease; and $13.9 million and $19.9 million, respectively, relating to the Greektown Lease. Lease payments related to the Penn Master Lease are included in all periods presented.

Non-GAAP Financial Measures
The Non-GAAP Financial Measures used in this press release include Adjusted EBITDA, Adjusted EBITDAR, Adjusted EBITDAR margin, Combined Revenues, and Combined Adjusted EBITDAR. These non-GAAP financial measures should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP.
We define Adjusted EBITDA as earnings before interest expense, net; income taxes; depreciation and amortization; stock-based compensation; debt extinguishment and financing charges; impairment charges; insurance recoveries and deductible charges; changes in the estimated fair value of our contingent purchase price obligations; gain or loss on disposal of assets; the difference between budget and actual expense for cash-settled stock-based awards; pre-opening and acquisition costs; and other income or expenses. Adjusted EBITDA is inclusive of income or loss from unconsolidated affiliates, with our share of non-operating items (such as depreciation and amortization) added back for our joint venture in Kansas Entertainment. Adjusted EBITDA is inclusive of rent expense associated with our triple net operating leases (the operating lease components contained within the Penn Master Lease and Pinnacle Master Lease (primarily land), the Meadows Lease, the Margaritaville Lease, and the Greektown Lease). Although Adjusted EBITDA includes rent expense associated with our triple net operating leases, we believe Adjusted EBITDA is useful as a supplemental measure in evaluating the performance of our consolidated results of operations.
Adjusted EBITDA has economic substance because it is used by management as a performance measure to analyze the performance of our business, and is especially relevant in evaluating large, long-lived casino-hotel projects because it provides a perspective on the current effects of operating decisions separated from the substantial non-operational depreciation charges and financing costs of such projects. We present Adjusted EBITDA because it is used by some investors and creditors as an indicator of the strength and performance of ongoing business operations, including our ability to service debt, and to fund capital expenditures, acquisitions and operations. These calculations are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare operating performance and value companies within our industry. In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including us, have historically excluded from their Adjusted EBITDA calculations certain corporate expenses that do not relate to the management of specific casino properties. However, Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP. Adjusted EBITDA information is presented as a supplemental disclosure, as management believes that it is a commonly-used measure of performance in the gaming industry and that it is considered by many to be a key indicator of the Company’s operating results.
We define Adjusted EBITDAR as Adjusted EBITDA (as defined above) plus rent expense associated with triple net operating leases (which is a normal, recurring cash operating expense necessary to operate our business). Adjusted EBITDAR is presented on a consolidated basis outside the financial statements solely as a valuation metric. Management believes that Adjusted EBITDAR is an additional metric traditionally used by analysts in valuing gaming companies subject to triple net leases since it eliminates the effects of variability in leasing methods and capital structures. This metric is included as supplemental disclosure because (i) we believe Adjusted EBITDAR is traditionally used by gaming operator analysts and investors to determine the equity value of gaming operators and (ii) Adjusted EBITDAR is one of the metrics used by other financial analysts in valuing our business. We believe Adjusted EBITDAR is useful for equity valuation purposes because (i) its calculation isolates the effects of financing real estate; and (ii) using a multiple of Adjusted EBITDAR to calculate enterprise value allows for an adjustment to the balance sheet to recognize estimated liabilities arising from operating leases related to real estate. However, Adjusted EBITDAR when presented on a consolidated basis is not a financial measure in accordance with GAAP, and should not be viewed as a measure of overall operating performance or considered in isolation or as an alternative to net income because it excludes the rent expenses associated with our triple net operating leases and is provided for the limited purposes referenced herein. Adjusted EBITDAR margin is defined as Adjusted EBITDAR on a consolidated basis (as defined above) divided by revenues on a consolidated basis. Adjusted EBITDAR margin is presented on a consolidated basis outside the financial statements solely as a valuation metric.
We define Combined Revenues as revenues of Penn National, Pinnacle, Margaritaville, and Greektown, assuming that Pinnacle, Margaritaville, and Greektown were a part of Penn National during the historical periods beginning on January 1, 2018. Combined Revenues is being presented solely as supplemental disclosure, as this is a method that management reviews and uses to analyze the performance of its business and to compare operating results between accounting periods. Management believes that Combined Revenues is useful to investors because it is an indicator of the strength and performance of the ongoing business and for evaluating the historical results of Penn National, Pinnacle, Margaritaville, and Greektown on a combined basis assuming Pinnacle, Margaritaville, and Greektown were a part of the Company for the historical periods beginning on January 1, 2018. Further, the combined company results depict the historical results of Penn National, Pinnacle,

Margaritaville, and Greektown and do not reflect any cost savings from potential operating efficiencies or associated costs to achieve such savings or synergies that are expected to result from these transactions.
We define Combined Adjusted EBITDAR as Adjusted EBITDAR on a consolidated basis (as defined above) of Penn National, Pinnacle, Margaritaville, and Greektown, assuming that Pinnacle, Margaritaville, and Greektown, were a part of Penn National during the previous historical periods beginning on January 1, 2018. Management believes that Combined Adjusted EBITDAR is useful to investors because it depicts the historical results of Penn National, Pinnacle, Margaritaville, and Greektown, on a combined basis assuming Pinnacle, Margaritaville, and Greektown, were a part of the Company for the historical periods beginning on January 1, 2018. Further, the combined company results depict the historical results of Penn National, Pinnacle, Margaritaville, and Greektown, and do not reflect any cost savings from potential operating efficiencies or associated costs to achieve such savings or synergies that are expected to result from these transactions. Combined Adjusted EBITDAR is presented on a consolidated basis outside the financial statements solely as a valuation metric.
Each of these non-GAAP financial measures is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure of comparing performance among different companies. See the above presented “supplemental information” tables for reconciliations of these measures to the GAAP equivalent financial measures.

Conference Call, Webcast and Replay Details
Penn National Gaming is hosting a conference call and simultaneous webcast at 9:00 am ET today, both of which are open to the general public. The conference call number is 212-231-2903. Please call five minutes in advance to ensure that you are connected prior to the presentation. Questions will be reserved for call-in analysts and investors. Interested parties may also access the live call on the Internet at www.pngaming.com. Please allow 15 minutes to register and download and install any necessary software. A replay of the call can be accessed for thirty days on the Internet at www.pngaming.com.
This press release, which includes financial information to be discussed by management during the conference call and disclosure and reconciliation of non-GAAP financial measures, is available on the Company’s web site, www.pngaming.com, in the “Investors” section (select link for “Press Releases”).

About Penn National Gaming
Penn National Gaming owns, operates or has ownership interests in gaming and racing facilities and video gaming terminal operations with a focus on slot machine entertainment. The Company operates 41 facilities in 19 jurisdictions. In total, Penn National Gaming’s facilities feature approximately 50,500 gaming machines, 1,300 table games and 8,800 hotel rooms. The Company also offers social online gaming through its Penn Interactive Ventures division and has a leading customer loyalty program with over five million active customers.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as “expects,” “believes,” “estimates,” “projects,” “intends,” “plans,” “seeks,” “may,” “will,” “should,” or “anticipates” or the negative or other variations of these or similar words, or by discussions of future events, strategies or risks and uncertainties. Specifically, forward-looking statements may include, among others, statements concerning: our expectations of future results of operations and financial condition; expectations for our properties or our development projects; the timing, cost and expected impact of planned capital expenditures on our results of operations; our expectations with regard to the impact of competition; our expectations with regard to acquisitions, potential divestitures and development opportunities, as well as the integration of and synergies related to any companies we have acquired or may acquire; our ability to maintain regulatory approvals for our existing businesses and to receive regulatory approvals for our new businesses; our expectations with regard to the impact of competition in online sports betting, iGaming and sportsbooks as well as the potential impact of this business line on our existing businesses; the performance of our partners in online sports betting, iGaming and sportsbooks, including the risks associated with any new business, the actions of regulatory, legislative, executive or judicial decisions at the federal, state or local level with regard to online sports betting, iGaming and sportsbooks and the impact of any such actions; and our expectations regarding economic and consumer conditions. As a result, actual results may vary materially from expectations.
Although we believe that our expectations are based on reasonable assumptions within the bounds of our knowledge of our business, there can be no assurance that actual results will not differ materially from our expectations. Meaningful factors that could cause actual results to differ from expectations include, but are not limited to, risks related to the following: the assumptions included in our financial guidance; the ability of our operating teams to drive revenue and margins; the impact of significant competition from other gaming and entertainment operations; our ability to obtain timely regulatory approvals required to own, develop and/or operate our facilities, or other delays, approvals or impediments to completing our planned acquisitions or projects, construction factors, including delays, and increased costs; the passage of state, federal or local legislation (including referenda) that would expand, restrict, further tax, prevent or negatively impact operations in or adjacent to the jurisdictions in which we do or seek to do business (such as a smoking ban at any of our facilities (as recently occurred with the new Illinois legislation) or the award of additional gaming licenses proximate to our facilities as recently occurred with the new Illinois legislation); the effects of local and national economic, credit, capital market, housing, and energy conditions on the economy in general and on the gaming and lodging industries in particular; the activities of our competitors (commercial and tribal) and the rapid emergence of new competitors (traditional, internet, social, sweepstakes based and video gaming terminals (“VGTs”) in bars and truck stops); the costs and risks involved in the pursuit of such opportunities and our ability to complete the acquisition or development of, and achieve the expected returns from, such opportunities; our expectations for the continued availability and cost of capital; the impact of weather, including flooding, hurricanes and tornadoes; the risk of failing to maintain the integrity of our information technology infrastructure and safeguard our business, employee and customer data (particularly as our interactive segment grows); factors which may cause the Company to curtail or suspend the share repurchase program; with respect to our interactive gaming and sports betting endeavors, the impact of significant competition from other companies for online sports betting, iGaming and sportsbooks, the Company’s ability to obtain timely regulatory approvals required to own, develop and/or operate sportsbooks may be delayed and there may be impediments and increased costs to launching the online betting, iGaming and sportsbooks, including delays, and increased costs, intellectual property and legal and regulatory challenges, as well as our ability to successfully develop innovative products that attract and retain a significant number of players in order to grow our revenues and earnings, our ability to establish key partnerships, our ability to generate meaningful returns and the risks inherent in any new business; the passage of state, federal or local legislation (including referenda) that would expand, restrict, further tax, prevent or negatively impact operations in or adjacent to the jurisdictions in which we do or seek to do business; with respect to our proposed Pennsylvania Category 4 casinos in York and Berks counties, risks relating to construction, including the receipt of all requisite approvals, and our ability to achieve our expected budgets, timelines and investment returns, including the ultimate location of other gaming facilities in the Commonwealth of Pennsylvania; and the ability to realize the anticipated financial results and synergies as a result of such acquisitions, potential adverse reactions or changes to business or employee relationships, including those resulting from the transactions; and other factors as discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the United States Securities and Exchange Commission. The Company does not intend to update publicly any forward-looking statements except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur.